EXHIBIT 99


                                                   Contact:  Thomas A. Klemens
                                                      Executive Vice President
                                                       800-854-3643, ext. 7442


              FIRST AMERICAN FINANCIAL TO ACQUIRE CONTOUR SOFTWARE, THE LARGEST MORTGAGE LOAN INDUSTRY SOFTWARE SUPPLIER

SANTA ANA, CALIFORNIA, MARCH 18, 1998 - The First American Financial Corporation (NYSE:FAF) announced today a definitive agreement to acquire California-based Contour Software, the largest supplier of mortgage origination software and services to the mortgage loan industry.

Contour Software provides leading edge, technological solutions to the mortgage lending industry. Contour's practical and efficient software makes the origination process easier and faster for customers such as mortgage brokers, mortgage lenders, credit unions, commercial banks and savings institutions. Contour will become a wholly owned subsidiary of First American Real Estate Information Services, Inc. Terms of the agreement were not disclosed.

"The acquisition of Contour will significantly benefit our customers and enhance the electronic delivery of our products and services," said President Parker S. Kennedy. "Mortgage brokers generate over 50 percent of first mortgages and Contour provides products and services to over 30 percent of the broker market."

"We sought a platform for delivering our origination-related products, such as appraisal, mortgage credit, flood certification and title insurance, to the mortgage broker community," Kennedy continued. "Contour represents the very best platform available. This acquisition is yet another step toward our goal of becoming the only fully integrated, and the most efficient and innovative, real estate information services provider."

First American Real Estate Information Services' President John Long said, "Contour Software is the premier provider of Windows-based mortgage loan origination technology. Contour will provide us with tremendous opportunities to expand our services to the mortgage broker industry and to strengthen our customer base while providing increased efficiency and a streamlined origination process."

"With the backing of the mortgage industry's leading provider of information services, Contour's customers will benefit from the integration and enhancement of mortgage specific software and services," said Scott Cooley, Contour Software president and CEO. "Our clients will now have direct access, right from their lap or desk tops, to First American's complete array of products and services. Lenders using Contour Software are the big winners."

Founded in 1982, Contour Software offers software products for the mortgage lending industry. The company's flagship product, The Mortgage Banking Series, is a complete line of software products for every facet of mortgage lending, from qualification to servicing. With approximately 7,000 customers, Contour is a technology leader with the most complete line of software products and the most electronic commerce connections in the industry. Based in Campbell, California, Contour is a privately held corporation with 100 employees and 25 sales representatives across the nation.

The First American Financial Corporation, based in Santa Ana, California, is the nation's leading provider of real estate-related financial and information services. The corporation's subsidiaries include First American Title Insurance Company, a national and international title insurer; First American Real Estate Information Services, Inc., which offers tax monitoring, credit reporting, property data services, flood certification, field inspection services, appraisal services, mortgage loan servicing systems and mortgage document preparation; First American Home Buyers Protection Corporation, a home warranty company; and First American Capital Management, an investment advisory firm. The Corporation also operates First American Trust Company and First Security Thrift Company in Southern California. First American Financial has more than 13,000 employees in over 400 branch offices in the United States and abroad. Information about the company's subsidiaries and a press release archive are available at http://www.firstam.com.

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